AMENDMENT AGREEMENT

This agreement (the “Amendment Agreement”) dated May 8, 2009 amends the agreement dated August 15, 2006 (the "Agreement"), made by and between Celldonate Inc. ("Celldonate") and Caring Capital Corporation (“Caring Capital”).

WHEREAS:

A.	Pursuant to the Agreement, Celldonate and Caring Capital agreed on certain payment terms related to the provision of technology development facilitation by Caring Capital to Celldonate; and

B.	For their mutual benefit, Celldonate and Caring Capital wish to modify the payment terms of the Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the foregoing and the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	AMENDMENT

1.1	Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

“Payment.  CUSTOMER shall pay to FACILITATOR the sum of U.S. $1,500 per month on the last day of each calendar month in exchange for the work of FACILITATOR on the Project and reimburse FACILITATOR for any expenses related to the Project incurred by FACILITATOR on behalf of CUSTOMER.  FACILITATOR may at its sole discretion waive the obligation of CUSTOMER to pay any monthly instalment due hereunder or postpone the obligation of CUSTOMER to pay such monthly instalment to a later stage of the Project.”

1.2	Caring Capital hereby confirms that it waived the right to acquire any equity accrued under Section 2 of the Agreement by verbal agreement in each period prior to the date of this Amendment Agreement.

2.      FULL FORCE AND EFFECT

2.1	Except as specifically amended by the foregoing, the Agreement shall remain in full force and effect.

3.      GENERAL PROVISIONS

3.1
Further Assurances. Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may reasonably require from time to time for the purpose of giving effect to this Amendment Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Amendment Agreement.

3.2
Counterparts.  This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the day and year first written above.

Celldonate Inc.

Per:

/s/ Michael Palethorpe
Michael Palethorpe
Chief Financial Officer

Caring Capital Corporation

Per:

/s/ David Strebinger
David Strebinger
Chief Executive Officer